Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Rob Litt, 763-577-6187

INVESTOR CONTACT:	Christine Battist, 763-577-2828

THE MOSAIC COMPANY REPORTS THREEFOLD INCREASE IN

FIRST QUARTER FISCAL 2011 NET EARNINGS

PLYMOUTH, MN, October 4, 2010 – The Mosaic Company (NYSE: MOS) announced today net earnings of $297.7 million, or $0.67 per diluted share, for the first quarter ended August 31, 2010. These results compare with net earnings of $100.6 million, or $0.23 per diluted share, for the first quarter ended August 31, 2009.

KEY ITEMS

•	Total phosphate sales volumes were 3.1 million tonnes and the average diammonium phosphate (DAP) selling price was $431 per tonne

•	Total potash sales volumes were 1.7 million tonnes and the average muriate of potash (MOP) selling price was $331 per tonne

•	Gross margin as a percent of net sales improved to 23 percent, compared to 15 percent in the prior year

•	Cash flow from operating activities was $556.2 million for the first quarter of fiscal 2011 compared to $172.4 million in the prior year

•	The Company maintained a strong financial position with cash and cash equivalents of $2.4 billion as of August 31, 2010

•	The Company funded a $385 million investment in the Miski Mayo phosphate rock mine joint venture located in the Bayovar region of Peru and the mine began shipping phosphate rock

•

A federal district court issued a preliminary injunction temporarily preventing the Company from mining its South Fort Meade reserves in Hardee County. Subsequent to the quarter end, the Company idled the South Fort Meade mine for an indefinite period

•	Subsequent to the quarter end, the Company sold its interest in Fosfertil, resulting in gross proceeds of approximately $1 billion, which will be recorded in the second quarter

Mosaic had net sales in the first quarter of fiscal 2011 of $2.2 billion, an increase from $1.5 billion, or approximately 50 percent, compared to the same period last year.

Mosaic’s gross margin for the first quarter of fiscal 2011 was $504.7 million, or 23 percent of net sales, compared with $222.2 million, or 15 percent of net sales, a year ago. First quarter operating earnings were $410.3 million, a significant improvement from $134.2 million last year. The increases in gross margin and operating earnings were primarily due to significantly higher potash sales volumes and improved phosphate selling prices, partially offset by higher sulfur and ammonia costs and lower potash selling prices.

“Recent market developments reinforce the long-term attractiveness of the crop nutrient sector,” said Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “Farmers need to plant record areas and harvest ever increasing yields to meet the world’s accelerating appetite for grains and oilseeds. That implies strong growth in global crop nutrient markets. As the leading producer of potash and phosphate, there is no company better positioned to capture this upward momentum than Mosaic.”

Phosphates

Net sales in the Phosphates segment were $1.6 billion for the first quarter compared to $1.2 billion last year. Phosphates’ first quarter gross margin was $245.0 million, or 15 percent of net sales, compared with $114.5 million, or 10 percent of net sales, for the same period a year ago. Operating earnings were $178.0 million, compared to $46.5 million in the prior year. The improvement in first quarter operating earnings was primarily due to higher phosphate selling prices, partially offset by higher sulfur and ammonia costs along with the unfavorable effect of reduced phosphate rock production.

The average first quarter DAP selling price, FOB plant, was $431 per tonne, compared to $278 a year ago. Phosphates segment total sales volumes were 3.1 million tonnes, compared to 2.9 million tonnes a year ago, driven by strong demand in both North America and Brazil.

Mosaic’s North American finished phosphate production was 2.2 million tonnes, or 89 percent of capacity, compared with 2.0 million tonnes, or 78 percent of capacity, a year ago. The Company’s phosphate rock production was 2.3 million tonnes during the first quarter, down from 3.5 million tonnes a year ago.

During the Company’s first quarter, certain environmental groups filed a lawsuit in federal district court in Jacksonville, Florida, against the U.S. Army Corps of Engineers contesting the issuance of a federal wetlands permit for the Hardee County extension of the Company’s South Fort Meade phosphate mine. Subsequently, the district court issued a preliminary injunction temporarily preventing the Company from relying on the permit. In September 2010, the Company idled the South Fort Meade mine. The Company is awaiting a ruling from the district court and from the Eleventh Circuit Court of Appeals on motions for partial stay which would allow the Company to mine approximately 200 acres of uplands in Hardee County while the appeal of the preliminary injunction is being considered by the Eleventh Circuit.

“We expect the market momentum of the past several quarters to continue as distributors replenish depleted inventories and farmers invest in crop nutrients to rebuild phosphate and potash levels in their soils. Global shipments of finished phosphate products are projected to surge to a record-shattering level this year and increase further in 2011,” said Prokopanko.

Potash

Net sales in the Potash segment totaled $621.9 million for the first quarter compared to $333.3 million a year ago. The Potash segment’s gross margin increased to $256.7 million in the first quarter, or 41 percent of net sales, compared with $124.6 million, or 37 percent of net sales, in the same period last year. Operating earnings were $218.0 million in the first quarter, compared to $99.3 million in the prior year. The improvement in first quarter operating earnings was primarily due to significantly improved sales volumes, partially offset by a decline in selling prices.

The average first quarter MOP selling price, FOB plant, was $331 per tonne compared to $354 a year ago. The Potash segment’s total sales volume for the first quarter of fiscal 2011 was 1.7 million tonnes compared to 0.8 million tonnes a year ago. Potash production was 1.4 million tonnes, or 65 percent of capacity, up sharply from 0.8 million tonnes a year ago.

“We continue to make good progress in executing our potash expansion plans. We believe this additional capacity will be necessary to meet projected global demand growth. With the recent momentum in the grain markets, demand for potash has increased and producer inventories have significantly declined,” added Prokopanko.

Other

Selling, general and administrative expenses were $88.1 million for the first quarter compared to $81.4 million for the same period a year ago. Income tax expense was $109.6 million for the first quarter resulting in an effective tax rate of 27 percent, compared to $32.8 million, or 25 percent, for the same period last year.

Cash flow provided by operating activities in the first quarter of fiscal 2011 was $556.2 million compared to $172.4 million in the year ago quarter. The increase in cash flow from operating activities, primarily due to net earnings and customer prepayments, funded the Company’s capital expenditures in the quarter of $294.7 million. Mosaic’s total debt and cash and cash equivalents as of August 31, 2010 were $1.3 billion and $2.4 billion, respectively.

Market Outlook

Demand is strengthening and market sentiment has improved due to higher agricultural commodity prices and the need to refill a de-stocked global distribution pipeline. High prices for a wide array of agricultural commodities, near record farm income in many geographies and expectations for an exceptionally strong North American fall application season all point to increasingly robust potash and phosphate demand prospects.

The global phosphate market is tight. DAP/MAP stocks held by U.S. producers at the end of August 2010 dropped to record lows, significantly less than the low levels of two years ago and 33 percent less than the five-year average for this date. Demand prospects remain robust and several supply uncertainties overhang the market in the near term. The global phosphate market is projected to remain tight until new capacity comes online.

Global phosphate shipments are projected to climb to record levels of 56 to 57 million tonnes in calendar 2010 and to 57 to 59 million tonnes in calendar 2011. Key growth regions for phosphates include India and Brazil. India’s DAP/MAP imports are also expected to reach record levels in 2010 with estimates near eight million tonnes, up 21 percent from the prior year. Brazil imports are expected to total about 2.5 million tonnes, up 20 percent from the prior year.

After a significant drop in demand during calendar 2009, potash shipments are well into recovery mode. In fact, MOP stocks held by North American producers on August 31, 2010 were almost one-half of the high level a year earlier and in line with the five-year average for this date.

Global potash shipments are projected to climb to 48 to 49 million tonnes in calendar 2010 and to 52 to 55 million tonnes in calendar 2011. Imports by Brazil, China, India and other Asian regions are expected to drive the increase in potash demand. Brazilian imports are projected to rebound to about 5.9 million tonnes in 2010 while China’s imports are estimated to reach almost five million tonnes. India’s appetite for potash is expected to rebound to nearly six million tonnes, up 10 percent from the prior year.

“It is a great time to be the leading producer of phosphate and potash in the world,” Prokopanko added. “Agricultural commodity markets have tightened, bolstering prices and farm economics worldwide. This is driving strong demand for crop nutrients at a time when producer inventories are low and concerns are growing about crop nutrient supplies, creating a positive outlook for Mosaic.”

Financial Guidance

Total sales volumes for the Phosphates segment are expected to range from 3.3 to 3.6 million tonnes for the second quarter of fiscal 2011. Mosaic’s realized DAP price, FOB plant, for the second quarter of fiscal 2011 is estimated to be $430 to $460 per tonne.

Total sales volumes for the Potash segment are expected to range from 1.6 to 1.9 million tonnes for the second quarter of fiscal 2011. Mosaic’s realized MOP price, FOB plant, for the second quarter of fiscal 2011 is estimated to be in the range of $310 to $340 per tonne. The recent upward momentum in potash prices will begin to be realized in fiscal third quarter results.

The Company’s operating rate at its North American phosphate operations is expected to range between 85 and 90 percent of operational capacity during the second quarter. Phosphate rock production will remain low until the South Fort Meade mine resumes production. The Company does not expect any impact on finished phosphate production in the second quarter due to lower phosphate rock production. The second quarter operating rate in the Potash segment is expected to range between 80 and 85 percent of operational capacity as the Company increases production after seasonal turnarounds.

The Company continues to advance its brownfield potash expansion plans at its three Saskatchewan, Canada mine sites and to fund projects that improve efficiencies. Capital spending for fiscal 2011 is expected to range from $1.4 to $1.6 billion.

Selling, general and administrative expenses are estimated to range between $360 to $380 million in fiscal 2011.

Mosaic estimates an effective income tax rate in the mid to upper 20 percent range, exclusive of the sale of the Company’s equity investment in Fosfertil S.A. While the effect of the gain on the sale on the Company’s provision for income taxes has not yet been finalized, it is expected to increase income tax expense for the second quarter of fiscal 2011 but is expected to lower the effective tax rate.

Canadian resource taxes and royalties for fiscal 2011 will continue to be favorably impacted by the resource tax deduction related to the Company’s potash expansion plans. Canadian resource taxes and royalties are estimated to range between $150 million to $200 million in fiscal 2011. Management’s estimate of the resource tax and royalties requires management to make significant assumptions about a number of factors, primarily projected selling prices and volumes, capital spending and foreign currency exchange rates. Canadian resource taxes and royalties are included as a component of cost of goods sold in the Company’s consolidated income statement.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, October 5, 2010 at 10:00 a.m. EDT to discuss first quarter earnings results. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. Additionally, the conference call-in number is 888-680-0893 and the passcode is 18586123. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, or revocation of, necessary governmental permits or approvals; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended August 31,
	2010	2009
Net sales	$2,188.3	$1,457.2
Cost of goods sold	1,683.6	1,235.0

Gross margin	504.7	222.2
Selling, general and administrative expenses	88.1	81.4
Other operating expenses	6.3	6.6

Operating earnings	410.3	134.2
Interest expense, net	7.0	14.9
Foreign currency transaction gain	2.0	13.1
Other income (expense)	(0.6)	0.4

Earnings from consolidated companies before income taxes	404.7	132.8
Provision for income taxes	109.6	32.8

Earnings from consolidated companies	295.1	100.0
Equity in net earnings of nonconsolidated companies	3.8	2.5

Net earnings including non-controlling interests	298.9	102.5
Less: Net earnings attributable to non-controlling interests	1.2	1.9

Net earnings attributable to Mosaic	$297.7	$100.6

Diluted net earnings per share attributable to Mosaic	$0.67	$0.23

Diluted weighted average number of shares outstanding	446.9	446.3

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	August 31, 2010	May 31, 2010
Assets
Current assets:
Cash and cash equivalents	$2,362.7	$2,523.0
Receivables, net	572.1	614.8
Inventories	1,045.3	1,002.3
Deferred income taxes	128.7	115.7
Assets and investments held for sale	392.5	399.6
Other current assets	253.5	319.4

Total current assets	4,754.8	4,974.8
Property, plant and equipment, net	5,658.1	5,465.6
Investments in nonconsolidated companies	442.8	54.7
Goodwill	1,758.5	1,763.2
Other assets	457.7	449.4

Total assets	$13,071.9	$12,707.7

Liabilities and Equity
Current liabilities:
Short-term debt	$75.9	$83.1
Current maturities of long-term debt	12.6	15.2
Accounts payable and accrued liabilities	1,240.1	1,172.1
Accrued income taxes	16.2	0.1
Deferred income taxes	34.3	33.4

Total current liabilities	1,379.1	1,303.9
Long-term debt, less current maturities	1,244.1	1,245.6
Deferred income taxes	481.3	501.7
Other noncurrent liabilities	908.7	908.1

The Mosaic Company’s Stockholders’ equity:
Common stock, $0.01 par value, 700.0 shares authorized: Common stock, 445.6 and 445.4 shares issued and outstanding as of August 31, 2010 and May 31, 2010, respectively	4.5	4.5
Capital in excess of par value	2,536.4	2,523.0
Retained earnings	6,180.7	5,905.3
Accumulated other comprehensive income	309.1	289.4

Total Mosaic stockholders’ equity	9,030.7	8,722.2
Non-controlling interests	28.0	26.2

Total equity	9,058.7	8,748.4

Total liabilities and equity	$13,071.9	$12,707.7

Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended August 31,
	2010	2009
Cash Flows from Operating Activities
Net earnings including non-controlling interests	$298.9	$102.5
Adjustments to reconcile net earnings including non-controlling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	104.7	92.1
Deferred income taxes	(30.4)	11.6
Equity in net earnings of nonconsolidated companies, net of dividends	(3.8)	(2.5)
Accretion expense for asset retirement obligations	7.1	7.9
Stock-based compensation expense	13.1	14.2
Unrealized loss (gain) on derivatives	15.7	(38.4)
Excess tax shortfall (benefit) related to stock option exercises	1.2	(0.4)
Other	(0.2)	(0.7)
Changes in assets and liabilities:
Receivables, net	41.3	111.5
Inventories, net	(42.3)	78.9
Other current and noncurrent assets	61.9	8.9
Accounts payable and accrued liabilities	88.7	(222.8)
Other noncurrent liabilities	0.3	9.6

Net cash provided by operating activities	556.2	172.4
Cash Flows from Investing Activities
Capital expenditures	(294.7)	(236.2)
Purchase of equity investment	(385.3)	—
Other	(1.6)	0.1

Net cash used in investing activities	(681.6)	(236.1)
Cash Flows from Financing Activities
Payments of short-term debt	(90.9)	(63.2)
Proceeds from issuance of short-term debt	83.7	77.7
Payments of long-term debt	(3.7)	(17.4)
Proceeds from issuance of long-term debt	—	0.6
Payment of tender premium on debt	—	(5.5)
Proceeds from stock options exercised	1.5	2.2
Dividend paid to minority shareholder	(0.1)	(0.1)
Excess tax (shortfall) benefit related to stock option exercises	(1.2)	0.4
Cash dividends paid	(22.3)	(22.2)

Net cash used in financing activities	(33.0)	(27.5)
Effect of exchange rate changes on cash	(1.9)	(13.3)

Net change in cash and cash equivalents	(160.3)	(104.5)
Cash and cash equivalents - beginning of period	2,523.0	2,703.2

Cash and cash equivalents - end of period	$2,362.7	$2,598.7

Supplemental Disclosure of Cash Flow Information:

Cash paid during the period for:
Interest (net of amount capitalized)	$32.9	$39.6
Income taxes (net of refunds)	77.2	271.0

Condensed Consolidated Financial Highlights

The Mosaic Company	(dollars in millions)

	Three months ended August 31,		Increase/ (Decrease)
	2010	2009 (c)	Amount	%
Net sales:
Phosphates (a)	$1,581.1	$1,194.5	$386.6	32%
Potash	621.9	333.3	288.6	87%
Corporate/Other (b)	(14.7)	(70.6)	55.9	(79%)

	$2,188.3	$1,457.2	$731.1	50%

Gross margin:
Phosphates	$245.0	$114.5	$130.5	114%
Potash	256.7	124.6	132.1	106%
Corporate/Other (b)	3.0	(16.9)	19.9	NM

	$504.7	$222.2	$282.5	127%

Operating earnings (loss):
Phosphates	$178.0	$46.5	$131.5	283%
Potash	218.0	99.3	118.7	120%
Corporate/Other (b)	14.3	(11.6)	25.9	NM

	$410.3	$134.2	$276.1	206%

Depreciation, depletion and amortization:
Phosphates	$61.1	$59.9	$1.2	2%
Potash	40.0	29.7	10.3	35%
Corporate/Other	3.6	2.5	1.1	44%

	$104.7	$92.1	$12.6	14%

(a)	Includes PhosChem sales for its other member of $153.6 million and $111.6 million for the three months ended August 31, 2010 and 2009. PhosChem is a consolidated subsidiary of Mosaic.
(b)	Includes elimination of intersegment sales.
(c)	Adjusted to reflect the realignment of the Company's reportable business segments.

The Mosaic Company

		Three months ended August 31,		Increase/ (Decrease)
		2010	2009	Amount	%
Sales volumes
(000 tonnes):
Phosphates Segment
Phosphates
Crop Nutrients (a):	North America	854	683	171	25%
	International	1,083	1,161	(78)	(7%)
Crop Nutrient Blends (b)		699	702	(3)	—
Feed Phosphates		121	150	(29)	(19%)
Other (c)		305	194	111	57%

Total Phosphates Segment Tonnes (a)		3,062	2,890	172	6%

Potash Segment
Potash
Crop Nutrients (d):	North America	677	109	568	521%
	International	850	508	342	67%
Non agricultural		151	178	(27)	(15%)

Total Potash Segment Tonnes		1,678	795	883	111%

Production volumes (North America)
(000 tonnes):
Phosphates (e)		2,158	1,957	201	10%
Potash		1,440	770	670	87%

Average selling price per metric tonne:
DAP (f)		$431	$278	$153	55%
Crop Nutrient Blends (b) (g)		408	401	7	2%
MOP (f)		331	354	(23)	(6%)

Average cost per unit:
Ammonia (tonne)		$391	$261	$130	50%
Sulfur (long ton)		152	30	122	407%
Canadian resource taxes and royalties (h)		$52	$17	$35	203%

(a)	Phosphates volumes represent dry product tonnes. Excludes tonnes sold by PhosChem for its other member.
(b)	The average product mix for blends (by volumes) contains approximately 50% phosphate, 25% potash and 25% nitrogen, although this mix can differ based on seasonal and other factors.
(c)	Other volumes are primarily single superphosphate, potash and urea sold in countries outside North America.
(d)	Potash volumes include intersegment sales, and exclude tonnes mined under a third party tolling arrangement.
(e)	Includes crop nutrient dry concentrates and animal feed ingredients.
(f)	FOB plant, sales to unrelated parties.
(g)	FOB destination.
(h)	Amounts in millions of U.S. dollars.